Exhibit 99.1

 The TJX Companies, Inc. Announces Agreement to Purchase Bob's Stores


    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Oct. 22, 2003--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced that it signed an agreement to purchase substantially all of the assets of Bob's Stores, a Connecticut-based, value-oriented retail chain of 36 stores in the Northeast, offering branded apparel and footwear.
    Bob's Stores and its subsidiaries have filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code. TJX expects the transaction to close no later than the end of December 2003.
    Under the agreement, TJX would purchase the assets of Bob's Stores for $100 million, less various adjustments, and assume store leases and operating contracts to be designated by TJX. TJX expects to assume most, but not all, of Bob's Stores' leases. The purchase price will be reduced for various adjustments, including reductions in inventory and the customer, employee and post-bankruptcy petition trade payables assumed by TJX. The transaction is subject to a number of conditions, including bankruptcy court and regulatory approval.
    Edmond J. English, President and Chief Executive Officer of The TJX Companies, Inc., stated, "The anticipated addition of Bob's Stores to our family of businesses represents our continued focus on growing our Company successfully well into the future. While we expect that our earnings per share will be only minimally impacted over the next few years, we believe Bob's Stores provides us with a significant long-term growth vehicle for a relatively small initial investment. As a value-oriented chain, Bob's Stores shares many characteristics with TJX's other divisions, such as a large store format, branded apparel and footwear at great prices and an extremely loyal customer base. As a result, it fits well with TJX's mission and gives us new opportunities to add to our traditional customer base and broaden our offerings in casual clothing, activewear, workwear, and footwear. In addition, the experienced Bob's Stores' management team, strong buying organization and brand-name vendor relationships will complement our own.
    "TJX has a solid track record of starting businesses and growing them successfully. We view Bob's Stores as a start-up and expect that the investment to acquire and develop Bob's Stores will be similar to those that we have made previously to start and develop our HomeGoods, T.K. Maxx and A.J. Wright businesses. We believe that, with our financial strength, experience in growing businesses, combined management expertise, and synergies, we will bring Bob's Stores into profitability within the next couple of years and provide TJX with an additional long-term growth vehicle."
    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 742 T.J. Maxx, 658 Marshalls, 168 HomeGoods and 89 A.J. Wright stores in the United States. In Canada, the Company operates 158 Winners and 23 HomeSense stores, and in Europe, 137 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.
    A recorded message with more detailed information regarding the proposed acquisition is available by calling (703) 736-7248 or via the Internet at www.tjx.com. This recording will remain available via the phone and Internet through Wednesday, November 19, 2003.
    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions including effects of wars, other military actions and terrorist incidents; consumer confidence, demand and preferences; weather patterns; competitive factors, including continuing pressure from pricing and promotional activities of competitors; the impact of excess retail capacity and the availability of desirable store and distribution center locations on suitable terms; recruiting quality sales associates and other associates; the availability, selection and purchasing of attractive merchandise on favorable terms and the effective management of inventory levels; import risks, including potential disruptions in supply and duties, tariffs and quotas on imported merchandise, including economic, political or other problems in countries from which merchandise is imported; currency and exchange rate factors in our foreign and buying operations; ability to continue successful expansion of our store base at the rate projected; risks in the development of new businesses and application of our off-price strategies in additional foreign countries; factors affecting expenses including pressure on wages and benefits; our acquisition and divestment activities; our ultimate liability with respect to leases relating to discontinued operations including indemnification and other factors affecting or mitigating our liability; changes in laws and regulations; satisfaction of closing conditions and other factors which affect our ability to acquire Bob's Stores and factors which affect our ability to execute our business plan for Bob's Stores and achieve profitability; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


    CONTACT: The TJX Companies, Inc.
             Sherry Lang, Vice President
             Investor and Public Relations
             (508) 390-2323